SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2007

priceline.com Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A
(Former name or former address, if changed since last report)

Item 2.02.              Results of Operations and Financial Conditions

On August 7, 2007, priceline.com announced its financial results for the 2nd quarter ended June 30, 2007.  A copy of priceline.com’s consolidated balance sheet at June 30, 2007 and consolidated statement of operations for the three and six months ended June 30, 2007 are included in the financial and statistical supplement attached to the press release attached as Exhibit 99.1 to this Current Report on Form 8-K.  The consolidated balance sheet at June 30, 2007 and consolidated statement of operations for the three and six months ended June 30, 2007 shall be treated as “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 7.01.              Regulation FD Disclosure

On August 7, 2007, priceline.com announced its financial results for the fiscal quarter ended June 30, 2007.  A copy of priceline.com’s press release announcing these financial results and certain other information is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Priceline.com stated that in the 2nd quarter 2007 it had generated approximately $9.0 million in net cash from operating activities and had capital expenditures of approximately $3.3 million.

With respect to 3rd quarter 2007 guidance, the company noted that it expected domestic gross travel bookings to grow approximately 10% to 15% over the same period in the prior year.  Priceline.com announced that it expected consolidated advertising expenses of approximately $64 to $67 million in the 3rd quarter 2007 and expected approximately 85% of that amount to be spent “on-line.”  Priceline.com estimated that sales and marketing expenses in the 3rd quarter 2007 would be between $13 and $14 million.  Priceline.com stated that it estimated that personnel costs, excluding stock-based compensation expense, would be approximately $21.5 to $22.5 million in the 3rd quarter 2007.  With respect to 3rd quarter 2007, priceline.com stated it estimated that general and administrative expenses would be approximately $9.0 to $9.5 million, information technology expenses would be approximately $3.5 to $3.9 million, and depreciation and amortization expenses, excluding acquisition related amortization, would be approximately $3.5 million.  Priceline.com said it expected an aggregate expense of approximately $1.0 million in the 3rd quarter 2007 associated with “net” interest income, foreign exchange expense, equity in income of Priceline Mortgage and minority interest expense.  Priceline.com estimated that it would have cash income tax expense of approximately $14.0 million in the 3rd quarter 2007 comprised of alternative minimum tax in the United States and additional income taxes in Europe.

The company noted that its 3rd quarter 2007 and full-year 2007 “pro forma” financial guidance was based upon a “pro forma” diluted share count of approximately 43.6 million and 42.6 million shares, respectively (which includes a calculation of the assumed economic dilutive impact of all of the company’s outstanding convertible notes and stock options, net of the favorable economic impact of the hedges associated with the company’s outstanding convertible notes).  The company emphasized, as it had on its prior earnings conference call, that the calculation of diluted shares outstanding — and, as a result, the calculation of “pro forma” net income per diluted share — could be materially affected by the trading levels of its stock.  The company also noted that its pro forma net income per share guidance for the full-year was based on an effective cash income tax rate of approximately 17%.

Finally, the company noted that in 2008 and beyond it expected its European operations to grow their pre tax income at significantly higher rates than the company’s domestic operations and, therefore, the company expected its cash tax rate to increase in 2008 and beyond as its European operations generate an increasing share of the company’s estimated pretax income.

The information set forth above and in the attached press release contains forward-looking statements relating to priceline.com’s performance during 2007.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to priceline.com on the date this report was submitted.  Priceline.com undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  A more thorough discussion of certain factors which may affect priceline.com’s operating results is included in priceline.com’s recent filings with the Securities and Exchange Commission, including priceline.com’s Annual Report on Form 10-K for the twelve months ended December 31, 2006 and priceline.com’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on or about August 9, 2007.  The information set forth above is qualified in its entirety by reference to the press release (which includes a financial and statistical supplement and information about forward-looking statements), a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.1 hereto and the accompanying financial and statistical supplement and related information) shall not be treated as “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01.              Financial Statements and Exhibits

(c) Exhibits

99.1

Press release (which includes a financial and statistical supplement and related information) issued by priceline.com Incorporated on August 7, 2007 relating to, among other things, its 2nd quarter 2007 earnings. The consolidated balance sheet at June 30, 2007 and consolidated statement of operations for the three and six months ended June 30, 2007 shall be treated as “filed” for the purposes of the Securities and Exchange Act of 1934, as amended, and the remaining information shall be treated as “furnished.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Jeffery H. Boyd
	Name:	Jeffery H. Boyd
	Title:	President and Chief Executive Officer

Date:  August 8, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1

Press release (which includes a financial and statistical supplement and related information) issued by priceline.com Incorporated on August 7, 2007 relating to, among other things, its 2nd quarter 2007 earnings. The consolidated balance sheet at June 30, 2007 and consolidated statement of operations for the three and six months ended June 30, 2007 shall be treated as “filed” for the purposes of the Securities and Exchange Act of 1934, as amended, and the remaining information shall be treated as “furnished.”